Exhibit 11  Computation of Per Share Earnings

                                                  December 31,     December 31,    December 31,
                                                      1999             1998            1997
----------------------------------------------------------------------------------------------

Basic:

Net earnings before extraordinary item               $66,695          $43,592         $21,882
Extraordinary item, net of tax                             0           (3,326)              0
                                                -------------    -------------    ------------
Net earnings                                          66,695           40,266          21,882
Adjustment for dividends on convertible
   preferred shares                                     (831)          (1,000)         (1,630)
                                                -------------    -------------    ------------
Net earnings applicable to common stockholders       $65,864          $39,266         $20,252

Weighted average common shares outstanding        14,678,925       14,709,404      15,227,829

Net earnings per share before
extraordinary item                                     $4.49            $2.90           $1.33
Extraordinary item                                      0.00            (0.23)           0.00
                                                -------------    -------------    ------------
Net earnings per share                                 $4.49            $2.67           $1.33
                                                =============    =============    ============

Diluted:

Net earnings before extraordinary item               $66,695          $43,592         $21,882
Extraordinary item, net of tax                             0           (3,326)              0
                                                -------------    -------------    ------------
Net earnings                                          66,695           40,266          21,882
Adjustment for dividends on convertible
   preferred shares                                        0                0          (1,630)
                                                -------------    -------------    ------------
Net earnings applicable to common stockholders       $66,695          $40,266         $20,252
                                                =============    =============    ============
Weighted average common shares outstanding        14,678,925       14,709,404      15,227,829

Common stock equivalents:
  Stock options                                      292,580          316,640          69,577
  Equity Incentive plan                              149,622          113,894         107,661
  Convertible preferred stock (1)                    384,255          463,374               0
                                                -------------    -------------    ------------
    Total                                         15,505,382       15,603,312      15,405,067
                                                =============    =============    ============
Net earnings per share before
extraordinary item                                     $4.30            $2.79           $1.32
Extraordinary item                                      0.00            (0.21)           0.00
                                                -------------    -------------    ------------
Net earnings per share                                 $4.30            $2.58           $1.32
                                                =============    =============    ============

(1)  The assumed conversion of preferred shares was dilutive for the years ended
     December 31, 1999 and 1998.  For the year ending  December 31, 1997 the net earnings was adjusted for dividends on convertible  preferred shares as the adjustment for incremental  dividends related to the assumed  conversion of convertible preferred shares would be anti-dilutive.

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